DOBSON COMMUNICATION

                             Moderator: Warren Henry
                                 August 10, 2004
                                  8:00 a.m. CT



Operator:
     Good day, everyone, and welcome to the Dobson Communications Second Quarter 2004 Earnings Results conference call. Today's call is being recorded. For opening remarks and introductions, I'd like to turn the conference over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry:
     Thank you and good morning. Today's conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include but are not limited to statements regarding the company's plans, intentions, and expectations for 2004. Such statements are subject to a variety of risks and uncertainties and actual results may differ materially from those projected. We discuss the risk factors that could impact the company's overall business and performance in more detail in our reports filed with Securities & Exchange Commission. Given this concerns, investors and analysts should not place undue reliance on forward-looking statements.

     Once again this quarter our financial presentation as explained in yesterday's press release and 10-Q is affected by the June 2003 acquisition of the two new properties in Alaska, the August 2003 acquisition of American Cellular, the mid-February 2004 of Michigan RSA5, and the acquisition on June 17 of NPI. Results of these acquired properties are included in our numbers only from the date of acquisition unless otherwise specified in our comments.

     With that I'd like to turn the call over to Everett Dobson, President, CEO, and Chairman of Dobson Communications.

Everett Dobson:
     Thank you, Warren. Welcome to the Dobson Communications Second Quarter Earnings conference call. In addition to discussing the most recent quarter, we are also taking this opportunity to update guidance for the remainder of 2004.

     Our objective at Dobson Communications is to be the premiere regional wireless provider in the U.S. As we begin to analyze our 2004 performance, there are many things that I believe are exceptional nature and some things that I would call work in progress. In some areas there is much work to be done. But rest assured, the team at Dobson Communications will not accept anything less than best in class.

     In analyzing the first half of 2004 against our expectation we outlined in February, we have not yet delivered on our expectation of RPU which went upward compared to `03. However, I remain committed to and convinced it will. In the first half we did not see growth (adds) that we expected. However, the trend towards the end of the second quarter is very encouraging.

     On the cost side, our earlier forecast was off in two primary areas. First, we underestimated the demand of our GSM product to our existing TDMA base. As a result, upgrades where subscribers find a new contract in exchange for a subsidy handset went from an average of approximately 90,000 per quarter to 125,000 when we launched GSM in the second quarter. But as we have said in the past, GSM subscribers are higher RPU subs for us and therefore we were pleased by ((inaudible)) for future results, although disappointed with the cash expense impact near-term.

     Secondly, we made conscious decision to increase advertising spending in the second quarter by an additional three million. This was more of a tactical marketing decision as we launched GSM to announce to the marketplace that we had something very good to talk about. I've said in the past that RPU is the single biggest up-side for the company. It has also been our biggest challenge in recent quarters. (I'll defer to Doug's) comments later on many of the specifics, but let me say that we are in the midst of a multi-pronged comprehensive plan to improve RPU.

     On the positive side, we completed our GSM launch throughout all of our markets, and more recently we have completed our Edge Software upgrade throughout as well. And more importantly, we are beginning to realize some of the benefits of our new GSM network in the form of increasing sales and migration.

     Additionally, roaming minutes in the first half were in line with our expectations, and thus far in the third quarter we remain on plan. However, in the near-term, roaming remains somewhat volatile. Uncertain surrounding AWE subscriber growth, GSM migration as well as the merger itself are somewhat difficult to gauge. Long-term, I do believe that it will become a much more predictable revenue source.

     Earlier I said I want to be the premiere regional wireless provider, and we don't believe that happens without significant and continuous product development. We detailed many of these products in our February investor meeting, such as (phone-in-the-box for Ivo), Blackberry devices, (Merge) products, enhanced pre-paids, and many more that we have launched or will launch.

     In terms of guidance for the remainder of 2004, we are forecasting based in large part on the realities of many of the trends that we saw in the first half. But equally important is to our understand our near and long-term objectives. It's never easy to summarize any business in a few sentences, but if I could it would be that we are first and foremost focused on increasing RPU. We have invested heavily on a new network and GSM technology, a new billing, a (purer) customer service, new products, and lower off-net roaming expense. We believe our value proposition has been raised and should deliver more revenue per subscriber. And as we saw in the second quarter, if necessary we will increase advertising dollars to deliver our message.

     As you look at our second half guidance return and net add, you will see it is somewhat more conservative than before, which is in some part - in some part a function of our implementation of the aggressive push for higher RPU.

     Dobson Communication is over 14-percent penetrated, which is higher than our peer group and most of the national operators. However, we receive less for our products. Our RPU is $40. The industry average is closer to 50. We do have over 1.6 million subscribers. For every dollar improvement that would translate into almost 20 million in annualized revenue. And with our recent investments, we believe our business is scalable right now and therefore revenue growth should translate into earnings growth.

     And now if I can touch on a final few topics. First let me give you a brief update on the agreement surrounding the AT&T-Cingular transaction. First of all, we have nothing new announce. (So I) remind everyone we have the right to buy fair market value from Cingular certain assets where we currently compete with Cingular. Additionally, we have (different roaming) agreements with AT&T and Cingular, and therefore an opportunity exists to combine all agreements into one. As you would expect, I can't comment on the specifics of the discussion, but I will point out we would like to reach a new deal, but unlike some of the recently announced Cingular deals, we aren't any timeline that is driven by the merger itself. If it happens after the merger and it's mutually beneficial, that's OK as well.

     Finally, I would point as a significant shareholder I too and disappointed with the lack of progress and increase in the RPU thus far. I have asked Doug to be very specific about our initiatives in that area. On the increased cost associated with faster migration from TDMA to GSM, I think that is a good thing. However, we are analyzing the feasibility of decreasing the cash subsidy we currently pay for a migration, which would in turn either slow it down or reduce the cash expense associated with it.

     And now if I can I'll turn it over to Doug Stevens.

Doug Stevens:
     Thank you, Everett. And good morning. This morning I want to focus the bulk of my comments around RPU to help you understand our current results and to share the initiatives that we have implemented to improve this metric for the balance of 2004 and beyond.

     First of all, the weakness in RPU in the first of the year and the revision of RPU guidance related primarily to reduced overage charges on TDMA plans, an increase of approximately $1 per month per subscriber in credits and rebates, which reflected us responding to heightened competition in (DL&P), a higher percentage of gross adds through the reseller channel, and an increased sale of partner plans. The total RPU was $40.03 for the second quarter compared with 38.83 for the first quarter of the year a year ago. So are moving the number in the right direction and we expect that trend to continue based on the following.

     First, we are continuing to experience a higher level of GSM sales as a percentage of total gross adds and higher migrations than had been anticipated. GSM accounted for 53 percent of post-paid gross adds in the second quarter, and Alaska did not start selling GSM until July. In terms of migrations, we migrated 68,700 TDMA customers to GSM in the second quarter, an average of about 22,900 per month. As we've said, migration is continuing to run at a higher - hold on one second - higher pace than planned.

     I'm sorry, I've got a mixed up script here, and I apologize. But they're higher than planned, but we do expect them to come back in line. And we are looking to - we're reviewing that now and we're going to be restricting who qualifies potentially in the future based on what we find out through this analysis, as Everett talked about. As we said last quarter, we expect to see a $5-to-$6 increase in RPU in post-paid GSM calling plans compared with post-paid TDMA. Promotions to some of the early adopters diluted the RPU effect initially, but these will expire during the third quarter.

     Second, we expect RPU to continue improving due to changes in the pricing structure that we've implemented for TDMA plans. We have initiated TDMA price increases to encourage higher GSM sales and to improve TDM RPU - TDMA RPU for those who still choose the legacy technology. We have discontinued TDMA plans with a monthly recurring charge, or MRC, of less than $40, raised MRC for Partner Plans, and virtually eliminated TDMA promotions.

     Third, we are implementing an increased in regulatory fees from an average of $1.10 per sub to $1.75 per subscriber per month to fund federally mandated programs like (E911), (WL&P) and others. This brings us in line with other wireless providers.

     Fourth, we are currently analyzing our existing TDMA customer base to identify very low RPU subscribers with plans to migrate them upward or to possibly initial price increases. Fourth, we have modified our commission structures and calling plans to properly motivate the sales team and customers towards much higher RPU plans.

     And last, but certainly not least, we will be launching our enhanced data offering later this quarter which will result in the data revenue stream becoming a more significant factor. As noted, we added a large number of GSM customers in June at about the same time the early customers who took the data package started to run out of their initial two-month free window. Consequently, we began to see some data revenue flowing through in the last month of the quarter.

     With these and other programs, we expect sequential quarter-over-quarter RPU increases to continue for the balance of 2004, and in addition in the fourth quarter we also expect RPU to be positive on a year-over-year basis and for this positive year-over-year comp to continue into 2005.

     As discussed on our first-quarter conference call, we did increase our advertising spending about $3 million in the second quarter to announce our entry into the GSM arena. We did see traction increases throughout the quarter on store traffic as well as sales with April total gross adds at about 30,000, May at about 35,000, and June at 42,000 gross adds. Specially, on post-paid gross adds, we saw a 25-percent increase in post-paid gross adds in the June-July period compared to the run rate for mid April through May. Spending is now back to more historical levels. We are working with our advertising agency to determine if and when we may want to increase advertising spending again later this year.

     Now to the discussion of (new) products. As planned, we did launch our new (Ivo phone-in-the-box) and (Merge) land-line replacement products in the second quarter. We were the exclusive launch partner for (Merge) when it rolled out in May. The bulk of our new products were rolled out in the third quarter. We plan to launch our (Wild Seed identity handset), which is aimed primarily at the health market, and (Edge PC) cards in the next 30 days.

     We are in trial today with 10 different customer accounts on the Blackberry product, and assuming the customer experience continues as its currently going, we do plan to go commercial with that launch on or about October 1st. We signed a new agreement with (InfoSpace), which provides Cingular's enhanced data platform, and through this agreement we will have access to handset initiated downloads, games, and (rent zones) and Yahoo Instant Messaging along with a host of other on-demand services.

     On (WL&P) we continue to see our port-outs our port-ins post the May 24th implementation, but at a declining rate. Obviously with 1.7 percent post-pay churn for the quarter, (WL&P's) impact was not dramatic, although it was impact - it was slighted impactful to our overall churn.

     Next I'd like to know our progress in Alaska. We did complete the GSM overlay in the second quarter as planned. We launched retail sales state-wide with GPRS, Edge, and we've announced a new distribution agreement with GCI, the largest telecommunications company in the state. This will allow GCI to actively grow its subscriber base through full billing and ((inaudible)) integration with our platforms. GCI's committed to a much greater emphasis on bundling wireless with the rest of its products, wire-line, long distance, Internet, and cable television. Obviously the agreement should enable us to grow our subscriber base in Alaska much more rapidly.

     In conclusion, as Everett stated, our primary emphasis remains on increasing RPU. New products, pricing changes, advertising focus, all of these strategic initiatives are focused on higher RPU, and I look forward to reporting further progress on the next conference call. With that I'll turn the call over to Bruce ((inaudible)).

Bruce Knooihuizen:

     Thanks, Doug. There are a couple of topics I'd like to cover this morning, but primarily focusing on what we've accomplished in the first half of the year and how it affects the second half. Doug spent some time discussing our plans and initiatives for local service revenue and RPU enhancements, so I'll spend most of my time discussing expenses. In addition to walk through guidance, I will also talk about capital expenditures for the year, our balance sheet initiatives in the second quarter, and, finally, our free cash flow position, including what we expect for the second half of the year.

     For the first half of the year, we produced 168.8 million of EBITDA. This was on a total revenue of 468.2 million and operating expenses of 317.3 million. The first half results only include the MPI transaction from the day of the closing, which was June 17th. As compared to our original guidance, two line items emerged in the first half of the year which will have revised targets - which will have revised targets for the second half. They are local service revenue and sign and equipment costs. The first item, local service revenue, has been impacted by lower net add and RPU.

     Doug has gone through the steps we have taken to improve this item, but there is a carry-over effect from the first half of the year to the second. The second item, sign and equipment costs, also have two - have two components that we have budgeted continuing into the second half of the year. These are higher advertising costs and higher volume of customers migrating from TDMA to GSM. We projected a range of EBITDA of 166 million to 176 million in the second half of this year. This is based on total revenue of 530 million to 535 million and total operating expenses of 360 million to 365 million.

     Let me go through some detail. Roaming ((inaudible)) (were) approximately 360 million minutes for the quarter. This was up slightly as compared to the MOUs in the second quarter of 2003 on a pro forma basis. The roaming yield in the quarter was about 14 cents, consistent our contractual reductions. Our guidance for yield, as discussed in our February investor conference, was 13.9 cents. Based on our new expectations for carrier mix along with revisions to contracted rates with certain smaller carriers, we expect that the yield for the second half of 2004 will be close to 13.6 cents, resulting in a yield for the full year of 2004 of 13.8 cents, which is substantially in line with our full-year 2004 expectations.

     Cost of service in the second quarter of this year was 62 million, bringing the total cost of service for the first half of `04 to 116.2 million. Cost of service in this quarter was up from the first quarter primarily as a result of increased network cost from the deployment of GSM and Edge and the addition of 58 cell sites to the network. Q1 of this year was also positively (affected) by one-time credits received from certain network costs.

     In the second half of `04, we expect costs of service to increase from the second quarter `04 run rate by approximately 10 to 13 percent, or 12 to 16 million, from the last half of the year. Much of this increase is from the inclusion of MPI for the entire second half of `04. MPI will add approximately six million in incremental (cost service) over the last six months. (In-collect) expense, which was approximately $4.30 per sub in the first half of `04, will increase seasonally in the second half of `04, which should result in an increase in (in-collect) expense in the second of `04 of four to five million. Lastly, network and expenses will increase four to six million in the second half of `04 as we completed the (Edge) overlay and (site build).

     In our February investor conference, we stated that we expected cost of service to achieve low single-digit improvements over the $13.90 per month per subscriber we experienced in 2003. Including our second half forecast, the cost of service per subscriber per month will come in at a range of $13.23 to $13.44 for the year, consistent with our February guidance.

     General and administrative expenses in the second quarter of `04 was $43.1 million. In the second half of `04, G&A expense will increase very modestly from the first half `04 due primarily to incremental subscribers added in the MPI acquisition and increased bad debt expense resulting from the increased level of revenue. Our original expectation for G&A cost was that these costs per sub would increase five to 10 percent in 2004 from the $8.60 per month per sub we saw in 2003. We continue to expect the (2000) full-year results to be in line with our original expectations at approximately $9.25 cents per subscriber, or an increase of 7.5 percent over the 2003 level.

     Marketing and selling expenses in Q2 `04 was 33.8 million. This is up from the first quarter primarily due to increase in advertising expense, as both Doug and Everett mentioned, of $3 million. We expect to spend similar levels on advertising in the second half of the year as we did in the first half. Other selling expenses will track with the growth add activity.

     Net equipment cost for the second quarter of `04 was $16 million. Post and pre-paid gross adds increased slightly in the second quarter. But the big increase in equipment cost was driven by the increase in upgrade transactions. In the second quarter `04 we did approximately 125,000 equipment upgrade transactions versus approximately 90,000 in the first quarter. The cost related to upgrades has increased as a result of this increased demand for our GSM product and the existing TDMA subscriber base. However, we have seen a slight decline in the net cost per handset in the second quarter as we continue to negotiate for lower-price handsets to help manage this cost. As discussed earlier, we are also evaluating our policy for handset pricing associated with these migrations that could slow the volume or reduce the subsidy per transaction.

     That being said, we are expecting upgrades in the second half of `04 to increase slightly from the level we have experienced in the second quarter of `04. However, we are also expecting a slight reduction in our net-loss-per-handset transaction for both upgrades as well as gross adds. As a result of all of this, we expect net equipment cost in the second half of `04 to increase marginally from what we saw in the second quarter of `04.

     Moving on to capital expenditures. We incurred 37.6 million at DCS and 10.9 million at American Cellular in the second quarter for a total of $48.5 million. This translates to 88.9 million spent year-to-date. In the quarter, an additional 58 GSM cell sites were turned up for commercial service, bringing Dobson Communications total cell sites up to 2,243. This total includes cell sites acquired in the MPI transaction.

     For the balance of the year we expect to build additional cell sites, increase our switching capacity, comply with FCC mandates such as (E911), improving and upgrading the MPI network as well as system and retail store improvements. The completion of these items will bring our total capital expenditures to our previously guided level of 140 million.

     On the balance sheet, in the second quarter Dobson used 12.8 million of its cash to purchase 18.2 million face value of it's 12.25-percent and 13-percent preferred stock securities. Since the end of the quarter, Dobson has purchased an additional six million of the 13-percent for 4.5 million. Through these purchases, Dobson will save approximately three million in dividend payments annually.

     Finally, Dobson ended the quarter with 99.6 million of cash on its balance sheet. For the quarter, the company used approximately 42 million of its cash, primarily to meet operating cash needs of 23 million and to fund its open-market purchases. Operating cash requirements were primarily cash, interest, and dividends of 39.9 million, cash capital expenditures of 50.6 million, and increased working capital needs of 17.7 million. In the case of working capital needs, in addition to the normal seasonal working capital increases, the company experienced a $6-million increase in inventory for the GSM rollout, four million in roaming receivables due to GSM roaming processing, and four million in pre-paid insurance costs. In the quarter, DTS also borrowed 28 million on its revolver to fund the MPI acquisition.

     For the second half of the year, Dobson expects to be free-cash-flow break-even. Major uses of its cash flow include cash capital expenditures of approximately 59 million, cash interest (in) 12.25 and 13-percent preferred dividend of 118 million, offset by a positive working capital requirement of approximately nine million. Items that could affect the cash position include EBITDA variances, timing of capital expenditure payments, and preferred stock dividend payments. Bank covenants will be tight for the remainder of the year. We have a variety of alternatives, including using our cash on the balance sheet, negotiating additional flexibility with the banks, as well as other alternatives. We will continue to monitor the situation and take appropriate action if and when necessary.

     Thank you for your time. I would now like to call back to the operator for any questions.

Operator:
     Thank you. Today's question and answer session will be conducted electronically. To ask a question, please press the star key followed by the digit on your touch-tone telephone. If you are on a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, it's star one for questions.

     And we'll go first to Sandy Liang, with Bear Stearns.

Sandy Liang:
     Hi. Just I guess I wanted to ask a questions about GSM. What is the incremental cost for migration - I understand it would be the handset subsidy - but, you know, what are you budgeting in terms of to migrate a TDMA customer to GSM? What does that cost you? And, you know, in the past you've talked about an incremental $6-RPU from GSM customers. And I heard - I heard Doug something about early adopters, but I didn't catch what the comment was. But at the current rate, you know, through the end of 2005, do you think that in a year from now those new GSM customers will still give you an additional $6?

Bruce Knooihuizen:
     This is Bruce. Let me answer the first question regarding the cost of migrating customers. To migrate an existing TDMA customer to GSM is primarily the subsidy on the handset. In the second quarter, that was approximately $85 per subscriber. As we go forward, we assume that that number will come down slightly, but it's going to be in that range.

Doug Stevens:
     And on the second part of that question, specifically - I found my notes and got things straightened out. I apologize for not making it clear on the call. But what we had - when we originally launched GSM in select markets, we came out with a promotion on GSM. It has now been stopped. But the promotion was a $25-credit for four months. Now, that goes away throughout the third quarter. But what it did have, there's an impact of about, oh, 30,0000 ...

Male:
     Yes, ((inaudible)).

Doug Stevens:
     Yes. About 30,000 customers that received that promotion. So at the end of the day, with that promotion out of the way, we do in fact see the results being the desired results and delivering (us) that five to six (bucks) that we talked about back in the February timeline.

Sandy Liang:
     And is this $5 to $6, I mean - I guess your data product is kind of relatively immature, and, you know, with additional offerings with Agilent and so on, I mean, do you expect that to be constant over the next year? Or what kind of trends are you seeing in those GSM customers?

Doug Stevens:
     Well, it's hard to say on the data right now, because we are so - we're so new into it. And the end game, which is the new product coming out - we're testing the 23rd of this month, going to launch on September 15 with the new enhanced product. But I think, to you point, there is some up-side in data. So I think when we look at five to six-dollar bump, I think that is a solid number for GSM. And, you know, there's other things out there that may help us meet or beat that number.

Sandy Liang:
     OK. I'm sorry, just one more quick one. What was the total leverage at the end of the second quarter as calculated for the purposes of the bond total leverage convenants?

Bruce Knooihuizen:
     It was about 7.2 times.

Sandy Liang:
     OK. Thank you.

Operator:
     We'll take our next question from Phil Cusick, with Bear Stearns.

Phil Cusick:
     Good morning, guys. Can you hear me?

Male:
     Yes.

Male:
     Yes.

Phil Cusick:
     Great. I wonder if you could talk a little bit about the unlimited plans out there, the percent of the new GSM adds on unlimited plans.

Doug Stevens:
     The percent of the unlimited plans ...

Phil Cusick:
     Or the percent of GSM subsidy on the base on unlimited plans.

Doug Stevens:
     It would be - of the total unlimited plan - or of the total GSM plans, we have about in the 30-to-40-percent range on the unlimited plans.

Phil Cusick:
     OK. And then also I noticed the (post-paid insure) guidance, really looking for an up-tick in the second half from 1.7 percent this quarter. Is that (WL&P)-related or is there something else going on there?

Doug Stevens:
     It is two-fold. Certainly (WL&P) plays a role in that. It is - it does pick it up a little bit. I would also add that with the initiatives that we are putting in place with our focus on RPU company-wide, we're going to be doing a host of things that will have we think a very positive impact on churn but may have a slightly - I mean, a positive impact on RPU but may have a slightly negative impact on churn. So it's a combination of (WL&P) and initiatives that we're putting in strengthen RPU.

Phil Cusick:
     So that sounds like you're going to out and find the low RPU subs and either raise their prices or force them onto a new plan.

Doug Stevens:
     Yes.

Phil Cusick:
     Is that right?

Doug Stevens:
     We're certainly going to look at that. And I would add that we won't do anything globally. What we're going to do is go out and move some - we're going to entice customers to move to different rate plans, certainly. As far as forced migration, (you) get into a fairly scary category. Those customers are paid for and we don't want to do anything to upset the base. But we do believe that there's opportunity where we sit at RPU right now to move a select portion of our base to a different rate plan.

Phil Cusick:
     Then one more quickly. What was your overall minute usage level in the second quarter?

Bruce Knooihuizen:
     Hold on one second. In the second quarter, our total customer MOUs per sub per month was about 460 to 470 minutes.

Phil Cusick:
     Great. Thanks a lot, guys.

Operator:
     We'll go next to Steve Flynn, with Morgan Stanley.

Steve Flynn:
     Hi. Good morning. I was wondering if you guys could comment a little bit about your view of the company's liquidity. I guess I was a little bit concerned by the fact that in June your board authorized you to utilize $50 million to repurchase preferred securities, however, you stated that you believe you're likely in violation of your parent leverage test under the DCS credit facility. Can you talk about what you're thinking about liquidity going forward? And with 32 - about $32 million of capacity left under that $50-million authorization, do you plan to utilize that liquidity? Do you think that would be an appropriate use of capital?

Bruce Knooihuizen:
     Well, in terms of the liquidity standpoint, obviously for us the important thing is to meet our covenant commitments. And so obviously that will influence if and - when and if we use any of the additional money to buy back preferred securities. The board had authorized 50 million, but obviously we didn't come close to spending the 50 million to date. And, as I said, our focus is on the - paying convenants and insuring that we can meet those or get flexibility from those if we need to.

     I would like to make one point of clarification. Earlier Sandy asked about our leverage at our Dobson Communications Systems, including the bonds, and he gave a 7.2 times multiple. That is through the (pick). If you back out the (picks) on a net-net basis and just look at the debt (due) the bonds on the Dobson side, it's clearly to 5.8 times.

Steve Flynn:
     OK. As a follow-up, how much do you think you'll have to reduce your senior note balance to maintain compliance with the DCS covenant by the end of the year if you did not receive a waiver?

Bruce Knooihuizen:
     Well, that - obviously that depends on where the cash flow comes in, but it could be up to 50 to 60 million based on the projections that we've provided. And obviously it could be a lot less if we do better. The big factor in that that's driving it is the EBITDA that we produce in the second half of the year.

Steve Flynn:
     OK. Just a separate question. Can you talk a little bit - you talked a little bit about cap ex. But can you give us an idea - in the beginning of the year you talked about cap ex of $100 to $140 million this year and it looks like you're going to be at the high end of that range. However, your roaming minutes of use and your retail subscribers are a lot lower than you expected in the beginning of the year. Can you kind of give us a little bit more color on why cap ex is still at the high end of the range even a lot of the volumes are lower than expected? Can you talk about what some of the drivers are?

Bruce Knooihuizen:
     Sure. And, again, the range at the beginning of year was from 110 to 140. And a significant portion of that was spent to upgrade our system to GSM and (Edge). A big part of that was also the planned expenditures on the MPI acquisition to meet federally mandated programs such as (E911). When we look at the network, one of the keys that you hear in - from all customers and all conference calls is the need to continually improve the network to ensure that we don't get dropped calls (and above) acceptable levels, that we keep clear lines so people can get through. And we're still hearing that from customers. And so feel it's important for us to stay with the network bill plan at the upper end that we had expected to spend at the beginning of the year.

     Now, obviously the year is not over. We'll review that, we do each month, on what we expect to plan. But I think for purposes of planning for this audience, we should expect us to spend the full 140. Now, whether we do spend the 140 by the year end will be determined over the next few months on what we're seeing in the marketplace. But there are a lot of costs associated with just making sure that our network is as good as it needs to be based on the customer demand.

Steve Flynn:
     OK. Thanks.

Operator:
     We'll take our next question from Ethan Schwartz, with CRT Capital Group.

Ethan Schwartz:
     Hi. First question. You mentioned $85 subsidy. I think you meant - you said per sub, but I think you meant per GSM migrator or new GSM customer. What is the subsidy for TDMA customers who are simply changing handsets?

Bruce Knooihuizen:
     You're right. The $85 was per subscriber who migrates. The TDMA numbers would be a little less than that. What's our average subsidy on that?

Male:
     It's more like $82.

Bruce Knooihuizen:
     It's in the low 80s, high 70s, in that area. So not significantly different, but a little bit lower.

Ethan Schwartz:
     And what's the percentage of the (basis) on GSM right now again?

Bruce Knooihuizen:
     It's roughly 10 percent.

Ethan Schwartz:
     And I realize that you are going to be eliminating some of the price packages that you were granting to new GSM customers. But prior to that elimination, what was the average RPU of the new GSMs, customers?

Doug Stevens:
     Without the promotions in there, it was right at the $50. And, again, that's with very little data also.

Ethan Schwartz:
     And ...

Doug Stevens:
     ((inaudible)) just a little clearer. We're not eliminating the GSM rate plans. What we're doing is eliminating the promotion that we put on some of those rate plans. The rate plan strategy we're very comfortable with. And we like what's out there on GSM. We just want to make sure that we don't make the offer - we don't need to put the promotion with it. We're growing just fine without that. Since we've pulled that, which has been effectively a month or two, we've not seen a reduction necessarily at all in the gross adds. So we just adjusted to the offer that we had in the marketplace.

Ethan Schwartz:
     OK. And TDMA RPU, how does that change for customers who migrate to a new - or not who migrate but who swap to new handsets? Is it - do you get any bump on that or are you basically just taking them back in at the same RPU?

Doug Stevens:
     I would answer that a couple ways. First off, certainly some of the early TDMA customers - listen to some of the dynamics of what's happened - some of the early TDMA customers (who moved) to GSM were the higher TDMA customers. Obviously we've got both low and high-end customers. The people that most need and desire GSM are typically your higher-end customers. So the early phases, you don't win as much as you do as you get deeper into the base. So we'll see that become much more apparent as we move through and get a higher percent on GSM. We're going to see a - we'll get a lot bigger impact from those lower TDMA customers that come up to GSM.

Ethan Schwartz:
     Let me ask you a conceptual question. So you had about 120,000 upgrades in the quarter and something more than half of those were GSM. But that's still a pretty significant proportion that are just switching from one TDMA to another. What kind of competitive pressures are forcing you to, you know, subsidize those people with a new TDMA handset? Do they have options in those markets? And why aren't they moving to GSM when they switch handsets?

Doug Stevens:
     And that is a great question. First off, I would say that Alaska is certainly a big piece of that. Alaska didn't ((inaudible)) TDMA throughout the second quarter.

Ethan Schwartz:
     Yes.

Doug Stevens:
     So take Alaska out and assume that that number is going to change dramatically. But there are some pockets where there are no neighboring - in some categories neighboring roaming partners today on GSM. But those areas I think will be corrected over time. But in today's environment there are a few areas where the TDMA offer allows them to roam to neighboring areas and the GSM product does not.

Ethan Schwartz:
     But I guess my question is why do you even have to grant these people a new? In other words, if they have no choices for roaming, they basically have to stay on TDMA. Why - you know, why do you have to even incur subsidy to keep them on a TDMA plan?

Doug Stevens:
     I guess some of it would come from lost and broken handsets. We certainly are not stimulating anyone from PDMA to TDMA. The only reason that we would do that is - you know, first off, we do get a two-year contract on that. So that's the up-side. There is no motivation to the base to go out there and say, "Boy, let's try to get somebody to move to TDMA and take a handset subsidy.

     We want to do everything we can company-wide to move them into GSM. But if they come in and they're out of contract and they need a new handset and all we have to offer them in that specific market that's competitive to TDMA, unfortunately we're forced to put them into that product. But I do think that will drop off substantially over the next couple quarters. I mean, it already has.

     I mean, understand Alaska was the biggest piece of what we saw, and we're going to see some of these other pockets get filled in around them, and it will continually get better and we will continually make it less attractive to migrate from PTMA to TDMA. And as we talked about, we're also going to make it slightly less attractive to move into - to migrate to GSM. We think that there's an opportunity for us to take less of a subsidy and still have the same impact in the marketplace.

Ethan Schwartz:
     OK. And can you give us any update - and maybe this hasn't changed since your presentation - but, you know, by pops or subscribers what your total overlap will be with the new AT&T-Cingular once that deal closes? I mean, you sort of talked about high - or the 40-percent range. Is that still sort of where it is or - you know, any clarity on that?

Everett Dobson:
     I don't think we had the - have the specific percentage (in the file). It was in our investor conference presentation that we gave in February. And I think we gave one at the presentation subsequent to that.

Ethan Schwartz:
     OK. All right. Thanks very much.

Everett Dobson:
     Warren's telling me it's about 3.8 million pops. That'll be 11-and-a-half.

Male:
     (Non-duplicative).

Everett Dobson:
     No. Yes.

Operator:
     Our next question comes from Adam Tuckman, with Goldentree.

Adam Tuckman:
     Hey, guys. I heard Bruce answer Steve's earlier question regarding the board's process and what's required as it relates to paying preferred dividends and buying back preferred. And I'm not sure I really heard the answer. So I'm trying to understand, with two revisions to guidance and a few quarters of under-whelming results, why you guys decided to pay the preferred dividends and buy back preferred, and what goes into the decision process at this point with the board to make the same decision going forward. And I guess the second question would be for Everett, and it relates to your confidence in the business and the ability to turn and how convinced you are. And I'm just wondering what are the couple data points that you're looking at that you think are material to having that thought.

Bruce Knooihuizen:
     Let me address the first question again, and that's the decision-making process on the deferreds. And what we go through is an analysis of our cash position, an analysis of returns on investment, and we go through an analysis of our liquidity position. And at the time the board gave us authorization to spend 50 million. Now, we spent significantly less than that because of our (continued) analysis in the changing environment associated with all three of those factors. And that's where we stand today on those acquisitions.

Adam Tuckman:
     OK. Is it - is it that you feel as though you've had less foresight into what's up ahead and that's why you've shaved back from the $50 million that was allocated for this purpose? Have there been certain trends that have changed?

Bruce Knooihuizen:
     No. I think when we look at the price of securities, when we look at our overall liquidity position, when we look at the different borrowing groups, that at this point we feel it's prudent to hold onto cash and to look at what other needs might be that may or may not be more pressing than buying back preferred stock.

Adam Tuckman:
     OK. Subsequent to the second quarter, you actually made a preferred purchase. And on this call and in yesterday's release you've taken down guidance.

Bruce Knooihuizen:
     Yes, we made a small purchase subsequent to the second quarter.

Adam Tuckman:
     And yet you still might be in convenant default with the banks at the end of the year.

Bruce Knooihuizen:
     We don't expect that we will be.

Adam Tuckman:
     OK. And I guess can Everett take the second question?

Everett Dobson:
     Sure. I think it was a broad question as to confidence in the business, which I guess I can go about anywhere with it. I think there's several things you need to keep in mind. You know, first of all, the franchise is relative stable. I mean, we've got some - we've got some challenges, if you will. But there's a lot of things that I look to that I - that I do see as very positive.

     Namely, that as we - at the top of the list, I suppose, we embarked on an initiative to increase (growth) adds through our GSM program this year. And if I look at the June and even July results, we saw in both months roughly about a 26-percent increase in each month from the average of the preceding five months, of January through May. So sequentially we saw an uptick in growth adds in post-pay once our advertising was launched, which essentially came out in May, and once we start - you know, started to get the distribution channels geared up and got the phones in the stores. So that's very encouraging.

     If you look at the RPU initiatives, we did see, as explained hopefully in detail, we did see surprisingly lower results in our (TE May) RPU that were driven in part by some of the things we talked about - lower MRC plans, Partner Plans, the overage wasn't there. We've taken corrective actions to improve those areas. We've talked - somebody asked the question, well, why would you have a TD - and why would you subsize a PDMA to TDMA migration? It's a very good question. But the reality of it is, if we are subsidizing
     - when we are subsidizing it today, we're only subsidizing it to get some of the better - better paying plans as compared to before. So I think that will certainly help.

     I'm encouraged that roaming minutes are on plan thus far. As I said, I think there's some volatility in that. I think there's, you know, a question mark as to AT&T's success for the year, although certainly they had a much better second quarter than did first. So we hope - we hope, obviously, that they perform in the second half and that - particularly that the GFM performance is on plan. Because, frankly, that's where our capacity, that's where our network is.

     You know, I could go on and on. You know, this company has 500-plus towers that we own. We're one of the largest tower owners in the country, you know, I think in the top 10 or so in terms of the number of towers that we own. So we will be looking at and assessing the value of those towers in relationship to, you know, our current leverage. And we may, in fact, consider certain alternatives surrounding that.

     So all in all I'm confident with the RPU initiatives, I'm confident that the growth adds are certainly better. They're not where they need to be and they're not where I think they could be in the future. But the long-term franchise I think is very stable, and, you know, I think the management team has demonstrated in the past that it's - that it's gone through some challenging periods, and we're certainly in one right now.

     But if you look - if you look at the business, I like to - I like to suggest if you want to really look at a troubling time, look at the business three years ago when we had more EBITDA - three or four years ago
     - when we had more - excuse me, when we had more roaming revenue than we had EBITDA. So we had negative local profitability. Today we've made significant improvements in the profitability of our local franchise. And, you know, RPU needs to improve. When you boil it all down, RPU needs to improve, and it will improve. Our penetration is reasonable compared to the industry, our value proposition that we offer to the consumer is reasonable. We need to charge more for it, and we're going to charge more for it.

Adam Tuckman:
     Everett, in your mind, what is the reasonable timeframe before either new talent is added to the management team or the company pursues strategic alternatives, like a sale?

Everett Dobson:
     Well, I don't know that we have a timeframe on that - that kind of stuff. That is - that is the kind of discussion obviously that we would have with our board of directors and not on a conference call. But, you know, we - as a significant shareholder, I look at it from two sides. And I look at it - I look at the quality of the team and I continually assess that. And not only the team, but myself included. So, you know, those are - those are issues that obviously will be discussed with our board.

     And in terms of sell the business - you know, I don't see that at these values that that's even remotely possible, at these - particularly at these values. And, again, you're talking about a company that doesn't have what I would consider significant liquidity issues. We've got $100 million in cash, the facility that we're talking about, a potential covenant issue in the future. You know, the guidance we've talked about, there (certainly) could be a covenant issue. But this is a company that has $100 million in cash. And the credit facility - in terms of our overall capital structure, the senior credit facility that might have the covenant issue is relatively small. Now, we don't take it lightly. We take it very seriously, and we will address it very affirmatively, as Bruce - as Bruce talked about. We do have the options in line and we will address those.

Warren Henry:
     Lisa, we'll take one more question.

Operator:
     Our final question comes from Romeo Reyes, with Jefferies & Company.

Romeo Reyes:
     Good morning, gentlemen. A couple of quick questions for you. On the RPU side, when you migrate a TDMA customer into a GSM, you articulated earlier that you're getting about $50 per new GSM customer. What is the RPU of the customer that has migrated to TDMA? Are you seeing a customer that pays you $75 go down to $50 and that's why your RPU on average is going down? Or are you getting customers that, you know, basically are paying you $43-$44 and migrating up to 50? Which way is it going? Is the RPU going down when the customers migrate to GSM or is it going up? That's the first question.

     The second question on roaming. I don't know - I apologize if I missed this one. But can you give us a sense of what the roaming was for the (Amcell) and DCS subsidiaries? And then the third question, with respect to cap ex, you talked about I guess $140 million for this year, which was at the high end of guidance. Can you give us a sense of how much of that was the additional cell site, the (E91), the MPI improvements and the system retail store improvements so we can get a sense of what the recurring `05 cap ex is likely to be? Thanks.

Doug Stevens:
     On the migration question, I don't have the actual number of the average of what the TDMA RPU was that is migrating to GSM. But I will tell you that the early subs we say - it wasn't - I wish we would a whole bunch of $75 TDMA customers and we probably wouldn't have some of the challenges that we talked in the RPUs guideline. But they certainly are highly than what - as we go out deeper into the base, it will continually - we'll get into lower TDMA subs. The ones that are moving tend to be probably at par with where we're at with GSM, maybe a little bit higher. But we've got both. And so I would say - we're just not seeing the impact that we had hoped out of the gate. But as work through that, there's a whole lot of customers on TDMA that are well below our GSM RPU that we will move up over time.

Bruce Knooihuizen:
     On the roaming question, I'm assuming you're looking at - or thinking about minutes. The roaming revenue is in our press release break-out. We had about 21.5 million - a little under 21.5 million at (Amcell) in terms of revenue, the balance being at DCS.

Romeo Reyes:
     You're correct, it's the roaming minutes that are ((inaudible)).

Bruce Knooihuizen:
     OK. And the minutes, we had about 145 million minutes at American, and the balance is at DCS.

Romeo Reyes:
     And the third question was on the cap ex.

Bruce Knooihuizen:
     What was that question? I'm sorry.

Romeo Reyes:
     The question was ((inaudible)) a bunch of one-time stuff that - you know, the additional cell sites, the (E91), the MPI and the system retail store improvements. I assume that, you know, maybe - correct me if I'm wrong - but is that one-time - just one-time cap ex in 2004? And can you give us a sense how much that is and what the likely recurring cap ex is going to be beyond 2004?

Bruce Knooihuizen:
     Yes. I think the real gist of that is what do we think cap ex will be going forward and sort of more of a maintenance type cap ex. And as we've said before, and we feel pretty good, that we had projected 140 million for this year in cap ex for both - combined American and Dobson. And on a going-forward level, we believe it's probably closer to the $100-million level.

Romeo Reyes:
     Thank you.

Everett Dobson:
     We'll turn it back to the operator and - do we have any more questions?

Male:
     I think that was the last question.

Everett Dobson:
     Well, I appreciate the attendance, I appreciate your questions. We understand the difficulty right now in some of the - particularly the RPU initiatives. We are committed to it and we will remain focused. And as always, we are standing by for further questions. Warren and Bruce and the team are available throughout the day if we have any follow-ups. Thanks.

Operator:
     This concludes today's conference call. We thank you for your participation, and you may disconnect at this time.

                                       END